UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         March 24, 2006
Date of Report (Date of earliest event reported):

PURE BIOSCIENCE
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	33-0530289 (IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)

(619) 586 8600
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On March 27, 2006, the Company sold 3,952,209 shares of unregistered common stock to accredited investors at $1.65 per share. The purchase price per share represented approximately a 20% discount to the average closing bid price of the trailing five days ending March 17, 2006. The aggregate of shares sold represent approximately 21% of the prior outstanding shares. The net proceeds to the Company were approximately $5.96 million. A five-year Warrant to purchase 355,698 shares of common stock at $2.556 per share was issued to Taglich Brothers, Inc. as the placement agent. After other expenses associated with the private placement, total net proceeds are expected to be approximately $5.91 million.

The net proceeds will be allocated to research and development, working capital and other general corporate purposes.

The Company has agreed to file a registration statement with the Securities and Exchange Commission within thirty days of the closing for purposes of registering the resale of the common stock issued and sold in the private placement.

With respect to the unregistered sales made, the Company relied on Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The securities were offered to sophisticated investors who were provided all of the current public information available on the Company.

The above description, which summarizes the material terms of the Placement Agreement and Warrant, is not complete. Please read the full text of the Placement Agreement and Warrant, which have been filed with the Securities and Exchange Commission as Exhibits to this Current Report.

Item 9.01   Financial Statements and Exhibits

(d)	Exhibits

1.1	Placement Agreement dated March 24, 2006
4.10	Placement Agent Warrant dated March 24, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 29, 2006

PURE BIOSCIENCE

/s/ MICHAEL L. KRALL
Michael L. Krall, Chief Executive Officer